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                                                                    Exhibit j(1)


                       CONSENT OF INDEPENDENT ACCOUNTANTS





                  We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 15, 2000, relating to the financial statements and financial highlights which appear in the October 31, 2000 Annual Report to Shareholders of Credit Suisse Warburg Pincus Major Foreign Markets Fund, Inc. (formerly known as Warburg, Pincus Major Foreign Markets Fund, Inc.), which is also incorporated by reference into the Registration Statement. We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Accountants and Counsel" in the Statement of Additional Information.





PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
November 7, 2001